SUMMARY OF TEAM ELITE TRAVEL POLICY

The following is a summary of a travel policy adopted by the Compensation Committee of the Company’s Board of Directors on March 13, 2006 with respect to the annual Team Elite distributor trip:

It is currently the Company’s practice to conduct an annual international trip for those independent distributors that have achieved “Team Elite” status within the Company’s distributor compensation plan. Certain members of senior management of the Company accompany Team Elite members on this trip in an effort promote contact and relationship building between senior management and Team Elite members. Members of Company management are often accompanied by their spouses in an effort to promote a family atmosphere at these events. In recognition of this, the Company has adopted a policy providing that the Company will pay for travel, lodging, and certain other costs for the spouses of certain senior managers attending the Team Elite trip.